UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2026

Commission File Number 001-39223

SADOT GROUP INC.

(Exact name of small business issuer as specified in its charter)

Nevada	47-2555533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

295 E. Renfro Street, Suite 300, Burleson, Texas 76028

(Address of principal executive offices)

(832) 604-9568

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	SDOT	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Rocket Capital Settlement

On July 22, 2026, Sadot Group Inc. (the “Company”) entered into a Debt Settlement and Share Issuance Agreement (the “Rocket Settlement Agreement”) with Rocket Capital NY LLC (“Rocket”), pursuant to which the Company and Rocket agreed to fully and finally settle, compromise, and extinguish all claims relating to that certain Purchase and Sale of Future Receipts Agreement, dated as of March 14, 2025, between the Company and Rocket (the “Rocket Agreement”), including all claims asserted or assertable in the action captioned Rocket Capital NY LLC v. Sadot Group Inc., Index No. 529734/2025, pending in the Supreme Court of the State of New York, County of Kings (the “Pending Action”).

Rocket asserted that the outstanding amount owed by the Company under the Rocket Agreement, including fees and penalties, was $599,582.62, which amount the Company disputed.

In full and final settlement, satisfaction, and discharge of an agreed settled debt amount of $500,000 and all other claims relating to the Rocket Agreement, the Company agreed to issue to Rocket 26,581 shares of the Company’s common stock, par value $0.0001 per share (the “Rocket Settlement Shares”). Upon Rocket’s receipt of all of the Rocket Settlement Shares, the settled debt amount will be deemed paid, settled, and extinguished in full. The Rocket Settlement Agreement provides for mutual releases (the Company’s release having become effective upon execution of the Rocket Settlement Agreement and Rocket’s release becoming effective upon its receipt of the Rocket Settlement Shares) and for the parties to file a stipulation dismissing the Pending Action with prejudice, with each party bearing its own costs and attorneys’ fees, within five business days following Rocket’s receipt of the Rocket Settlement Shares. Rocket also agreed that, following issuance, it will not sell on any single trading day a number of shares exceeding 15% of the aggregate trading volume of the common stock on The Nasdaq Capital Market for such trading day.

Jennifer Black Settlement

On July 23, 2026, the Company entered into a Debt Settlement and Share Issuance Agreement (the “Black Settlement Agreement”) with Jennifer Black, the holder of a promissory note originally issued by the Company on October 22, 2024 in the original principal amount of $625,000 (including $125,000 of original issue discount), as amended on April 25, 2025 (pursuant to which the principal amount was increased to $937,500 in connection with an extension of the maturity date) and as further amended on July 23, 2025 (pursuant to which the maturity date was extended to December 31, 2025 and the conversion provisions thereof were removed) (as so amended, the “Black Note”). Ms. Black previously served as the Company’s Chief Financial Officer.

The Company previously made payments on the Black Note in the aggregate amount of $522,865.00, leaving an outstanding principal balance of $414,635.00. The Black Note matured on December 31, 2025 and was not paid at maturity, and the outstanding principal balance has borne interest at the default rate of 22% per annum from such date.

Pursuant to the Black Settlement Agreement: (i) in full and final settlement, satisfaction, and discharge of an agreed settled debt amount of $466,617.73, consisting of $414,635.00 of outstanding principal and $51,982.73 of accrued and unpaid default interest calculated through July 27, 2026, the Company agreed to issue to Ms. Black 26,199 shares of common stock (the “Black Settlement Shares”); and (ii) in full and final settlement of amounts owed to Ms. Black for unpaid severance and other compensation in the amount of $409,082.17, the Company agreed to issue to Ms. Black an unsecured promissory note in the principal amount of $409,082.17 (the “Severance Note”). The Severance Note matures on the first anniversary of its issuance, bears simple interest at the rate of 10.0% per annum (increasing to 12.0% per annum on amounts remaining unpaid after maturity), is non-negotiable and non-transferable, is not convertible into or exchangeable for any securities of the Company, and represents an unfunded and unsecured general obligation of the Company. The Black Settlement Agreement provides for mutual releases, which preserve specified indemnification, insurance, and expense-reimbursement rights of Ms. Black, and Ms. Black agreed that, following issuance, she will not sell on any single trading day a number of shares exceeding 15% of the aggregate trading volume of the common stock on The Nasdaq Capital Market for such trading day.

The foregoing descriptions of the Rocket Settlement Agreement and the Black Settlement Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements (including the form of Severance Note attached to the Black Settlement Agreement), copies of which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

Item 9.01 Financial Statements and Exhibits.

(d) Index of Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SADOT GROUP INC.

By: /s/ Chagay Ravid

Name: Chagay Ravid

Title: Chief Executive Officer

Date: July 23, 2026